Exhibit (a)(5)(m)

INVOX PHARMA EXTENDS TENDER OFFER TO ACQUIRE F-STAR THERAPEUTICS, INC.

London, August 4, 2022 – invoX Pharma Limited (“invoX”), a wholly owned subsidiary of Sino Biopharmaceutical Limited (“Sino Biopharm”) (HKEX 1177 HK), focused on research and development (R&D) and business development activities outside of China, and F-star Therapeutics, Inc. (“F-star”) (NASDAQ:FSTX), a clinical-stage biopharmaceutical company pioneering bispecifics in immunotherapy so more people with cancer can live longer and improved lives, today announced that invoX has extended the expiration of its previously announced tender offer for all of the issued and outstanding shares of F-star common stock for a price of $7.12 per share. The tender offer is now scheduled to expire at 05:00 p.m., Eastern Time, on September 19, 2022, unless it is further extended. The tender offer was previously scheduled to expire at one minute after 11:59 P.M., Eastern time, on August 3, 2022.

The tender offer is being extended in order to allow additional time for the satisfaction of the regulatory conditions to the offer. The depositary for the tender offer has advised invoX that as of the previous expiration time there were validly tendered and not withdrawn a total of approximately 13,026,582 shares of F-star common stock, and approximately 2,704,867 shares of F-star common stock tendered pursuant to a notice of guaranteed delivery.

All terms and conditions of the tender offer remain unchanged during the extension period. F-star shareholders who have already tendered their shares do not have to re-tender their shares or take any other action as a result of the extension. Complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials, which have been filed by invoX with the Securities and Exchange Commission (“SEC”) on July 7, 2022, as amended. In addition, F-star filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC on July 7, 2022, as amended, which includes, among other things, the recommendation of F-star’s board of directors that F-star stockholders tender all of their shares in the tender offer.

The Information Agent for the tender offer is Innisfree M&A Incorporated. The Depositary and Paying Agent for the tender offer is Computershare Trust Company, N.A. For all questions relating to the tender offer, please call the Information Agent, Innisfree M&A Incorporated toll-free at (888) 750-5830; banks and brokers may call collect at (212) 750-5833.

Advisors

PJT Partners is acting as financial advisor to invoX, and Morgan Stanley & Co. LLC is acting as financial advisor to F-star. Shearman & Sterling LLP is serving as legal counsel to invoX and Sino Biopharm and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is serving as legal counsel to F-star.

Enquiries:

FTI Consulting (PR adviser to invoX Pharma)	Tel: +44 (0)20 3727 1000
Julia Bradshaw, Rob Winder, Alex Davis	E-mail: invoxpharma@fticonsulting.com

LifeSci Advisors, LLC (Investor Relations for F-star Therapeutics)	Tel: +1 917-355-2395
John Fraunces, Managing Director	E-mail: jfraunces@lifesciadvisors.com

About invoX

invoX was incorporated in March 2021 and is a wholly owned subsidiary of Sino Biopharm, a global top 40 pharmaceutical company with more than 24,000 employees. United Kingdom-based invoX is Sino Biopharm’s international expansion platform, focusing on R&D and business development activities outside of China, with a core focus on oncology and respiratory therapeutics. At its core, invoX aspires to improve patients’ lives by creating access to innovative medicine.

For further information about invoX, please visit: https://invoxpharma.com/.

About Sino Biopharm

Sino Biopharm, together with its subsidiaries, is a leading, innovative research and development driven pharmaceutical conglomerate in China, with a business scope that is vertically integrated including research and development, manufacturing and sales and marketing infrastructure. Sino Biopharm’s product offerings include a variety of biologics and small molecule drugs, and in therapy areas that include hepatology, oncology, cardiovascular and cerebrovascular diseases, orthopaedics, digestive and immune and respiratory diseases.

For further information about Sino Biopharm, please visit: http://www.sinobiopharm.com/.

About F-star

F-star is a clinical-stage biopharmaceutical company pioneering bispecifics in immunotherapy so more people with cancer can live longer and have improved lives. F-star is committed to working towards a future free from cancer and other serious diseases, through the use of tetravalent (2+2) bispecific antibodies to create a paradigm shift in treatments. F-star has four second-generation immuno-oncology therapeutics in the clinic, each directed against some of the most promising immuno-oncology targets in drug development, including LAG-3 and CD137. F-star’s proprietary antibody discovery platform is protected by an extensive intellectual property estate. F-star has over 500 granted patents and pending patent applications relating to its platform technology and product pipeline. F-star has attracted multiple partnerships with biopharma targeting significant unmet needs across several disease areas, including oncology, immunology, and CNS.

For further information about F-star please visit: http://www.f-star.com/.

Additional Information and Where to Find It

This press release is neither a recommendation, nor an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of F-star or any other securities. On July 7, 2022, invoX, Sino Biopharm and its direct subsidiary Fennec Acquisition Incorporated filed with the SEC a tender offer statement on Schedule TO, including an Offer to Purchase, a Letter of Transmittal and other related documents, and on July 7, 2022, F-star filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. The offer to purchase shares of F-star common stock is only being made pursuant to the Offer to Purchase, the Letter of Transmittal and other related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND SECURITY HOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON STOCK, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the tender offer, which is Innisfree M&A Incorporated. Investors may also obtain, at no charge, the documents filed or furnished to the SEC by F-star under the “SEC Filings” section of F-star’s website at https://investors.f-star.com/.

Forward-looking statements

invoX and Sino Biopharm caution investors that any forward-looking statements or projections made by invoX and Sino Biopharm, including those made in this press release, are subject to risks and uncertainties that may cause actual results to differ materially from those projected.

This press release also includes forward-looking statements related to F-star and the acquisition of F-star by invoX and Sino Biopharm that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of F-star and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,”

“predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the business combination, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for F-star’s business; the commercial success of F-star’s products; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements.

Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of F-star’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the transaction does not close; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Sino Biopharm’s or F-star’s common stock and/or Sino Biopharm’s or F-star’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; the cash balances of F-star; that F-star may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates; that F-star’s clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates; that preclinical drug development is uncertain, and some of F-star’s product candidates may never advance to clinical trials; that results of preclinical studies and early stage clinical trials may not be predictive of the results of later stage clinical trials; that F-star relies on patents and other intellectual property rights to protect its product candidates, and the enforcement, defense and maintenance of such rights may be challenging and costly; and that F-star faces significant competition in its drug discovery and development efforts.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in F-star’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as the Schedule TO and related tender offer documents, as amended, filed by invoX and Sino Biopharm, and the Schedule 14D-9 filed by F-star, and other documents filed from time to time with the SEC. Forward-looking statements included in this press release are based on information available to F-star as of the date of this communication. F-star does not assume any obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.